EXHIBIT 99.1

Capstone Turbine Reports Selected Preliminary Fourth Quarter Fiscal 2017 Financial Results

Cash Usage Approaches Zero on Higher Revenue, Line of Credit Borrowings and Tight Expense Controls

Book-to-Bill Ratio Surges on New U.S. Shale and Energy Efficiency Projects

CHATSWORTH, Calif., April 17, 2017 (GLOBE NEWSWIRE) -- In an effort to increase investor transparency, Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq:CPST), the world's leading clean technology manufacturer of microturbine energy systems announced selected preliminary fourth quarter financial results indicating a quarter-over-quarter improvement in cash usage of 86%, excluding the net proceeds from equity transactions and including increased borrowings from the Wells Fargo credit facility and approximately $22 million in quarterly revenue, an 11% increase from the prior quarter’s revenue and a 16% increase from the same period a year ago.

Darren Jamison, President and Chief Executive Officer of Capstone Turbine said, “I am extremely pleased with our preliminary fourth quarter results as the business continues to improve in all of our focus areas, while we continue to execute against our three-pronged profitability strategy. When you exclude the cash from equity raises, this is the third best cash usage quarter in the last five years. Cash and revenue growth are my primary focus as we continue our drive to profitability by leveraging our new significantly lower operating cost structure,” added Mr. Jamison.

The continued sequential improvement in cash was achieved by a combination of higher revenues, increased borrowings from the Wells Fargo credit facility, improved working capital management and continued tight expense controls. Total cash, cash equivalents and restricted cash decreased $0.2 million to $19.2 million as of March 31, 2017, compared to cash, cash equivalents and restricted cash balance of $19.4 million at the end of the third quarter and $16.7 million as of March 31, 2016. Each of these balances includes approximately $5.0 million of restricted cash related to the Wells Fargo credit facility, and the March 31, 2017 cash balance includes approximately $0.3 million of net proceeds from new equity transactions that occurred during the fourth quarter of fiscal 2017.

Cash used in the fourth quarter, excluding net proceeds from equity transactions and including changes in the Wells Fargo credit facility, was $0.5 million compared to $3.5 million for the third quarter of fiscal 2017 and $7.1 million for the fourth quarter of fiscal 2016. As a result, cash used during the fourth quarter of fiscal 2017 decreased $3.0 million, or 86%, over the third quarter fiscal 2017, and decreased $6.6 million, or 93%, over the fourth quarter of fiscal 2016.

“As I said last quarter, we are at war with operating costs and will continue our focus on lowering our cash burn by looking at every area where we can reduce expenses, increase inventory turns, increase efficiency and improve our cash cycle. We have made tremendous strides in this area, as reported business expenses for the third quarter were down over 35% from the same period a year ago,” added Mr. Jamison.

The company booked new product orders of approximately $20 million during the fourth quarter, for a 1.3:1 book-to-bill ratio, compared with $8.5 million of new product orders received and booked during the prior quarter, which was a 0.7:1 book-to-bill ratio.

“We remain focused on diversifying our customer base and geographic presence while increasing our revenue from the combined heat and power (CHP)/energy efficiency markets as our oil and gas business continues to rebound as it did during this quarter,” added Mr. Jamison.

The company reported that the Factory Protection Plan (FPP) long-term service contract backlog remained strong and at the record level achieved last quarter of approximately $77 million.

“While the size of the installed microturbine fleet expands worldwide, we continue our focus on growing our FPP service contract business as the continued growth of this business is one of the keys to achieving our profitability and reduced cash usage goals as it yields high margin recurring revenue. Capstone’s FPP long-term service contract backlog has grown approximately 18% over the last 18 months,” stated Mr. Jamison.

During the fourth quarter of fiscal 2017 the company received large U.S. shale play orders from Capstone distributors, Horizon Power Systems and E-Finity Distributed Generation. E-Finity also secured a significant 5MW CHP project, as well as GEM securing a 1MW CHP project. RSP Systems received an order during the quarter for a C1000S microturbine and two C600S microturbines to enhance two of the largest office towers currently under construction in New York City.

The company continued to ship and commission the new Signature Series CHP focused product which is getting very positive customer feedback. In addition, the company shipped 10 of its new roof mounted integrated CHP heat recovery modules designed for our C1000 Signature Series systems, which added approximately $0.5 million of new accessory revenue in the fourth quarter.

“As a result of our new fuel development program, we sold our first butane-fueled unit.  The butane-fueled unit is a C600S system that is scheduled to ship to a small village in West Africa in June,” added Mr. Jamison.

“As a team, we remain firmly focused on shortening our path to profitability by lowering our business expenses, growing both our product and service revenues, diversifying our business, launching new innovative products, improving add-on accessory sales, creating new key partnerships and tightly managing our balance sheet,” Mr. Jamison concluded.

The financial results presented in this press release are preliminary and may change. This preliminary financial information includes calculations or figures that have been prepared internally by management and have not been reviewed or audited by our independent registered public accounting firm.  There can be no assurance that the Company’s actual results for the period presented herein will not differ from the preliminary financial data presented herein and such changes could be material. This preliminary financial data should not be viewed as a substitute for full financial statements prepared in accordance with GAAP and is not necessarily indicative of the results to be achieved for any future periods. The company expects to issue its full financial results for the fiscal year and fourth quarter ended March 31, 2017, no later than June 13, 2017.

About Capstone Turbine Corporation

Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq:CPST) is the world's leading producer of low-emission microturbine systems and was the first to market commercially viable microturbine energy products. Capstone has shipped approximately 9,000 Capstone Microturbine systems to customers worldwide. These award-winning systems have logged millions of documented runtime operating hours. Capstone is a member of the U.S. Environmental Protection Agency's Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation's energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2015 and ISO 14001:2015 certified company; Capstone is headquartered in the Los Angeles area with sales and/or service centers in the United States, Latin America, Europe, Middle East and Asia.

This press release contains "forward-looking statements," as that term is used in the federal securities laws, about Capstone’s business improvement; decrease in cash burn; the success of it’s three pronged plan to profitability; decrease in operating costs; increased inventory turns; increase in revenue; diversification of customers base, market verticals and geographical presence; success of Capstone’s FPP program; advantages of our Signature Series product and accessories offerings; and the development of new innovative products such as our new fuel development programs. Forward-looking statements may be identified by words such as "expects," "objective," "intend," "targeted," "plan" and similar phrases. These forward-looking statements are subject to numerous assumptions, risks, and uncertainties described in Capstone's filings with the Securities and Exchange Commission that may cause Capstone's actual results to be materially different from any future results expressed or implied in such statements. Capstone cautions readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

"Capstone" and "Capstone Microturbine" are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

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Capstone Turbine Corporation
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